EXHIBIT 10.15


                                    AGREEMENT
                                     between
              ONTRACK Data International, Inc. and Roger D. Shober


This AGREEMENT, made effective as of September 21, 1998 ("Effective Date"), between ONTRACK Data International, Inc., a Minnesota corporation (the "Company"), a corporation having its principal office 6321 Bury Drive, Eden Prairie, MN 55346, and Roger D. Shober ("Consultant/Officer").

                                    RECITALS

         WHEREAS, the Board of Directors of the Company ("Board") created the combined office of President and Chief Operating Officer on August 27, 1998, and appointed Roger D. Shober to said position, effective September 21, 1998; and

         WHEREAS, the Company and Consultant/Officer desire to memorialize certain understandings and agreements between them on the subject of compensation for said appointment for the period provided in this Agreement, and Consultant/Officer is willing to accept appointment as the acting President and Chief Operating Officer Company for such period, upon the terms and conditions hereinafter set forth; and

         WHEREAS, Consultant/Officer has ratified and affirmed his Confidentiality and Non-Competition obligations by re-executing the Company's current Confidentiality Agreement and Covenant Not To Compete contemporaneous with the execution of this Agreement; and

         WHEREAS, the execution of this Agreement has been duly authorized by the Board, and the terms of compensation contained herein have been approved by the Compensation Committee of the Board (the "Committee").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment; Term. Consultant/Officer is appointed an officer of the Company, effective September 21, 1998, with the title of President and Chief Operating Officer (Acting), reporting to the Chief Executive Officer, on an at-will basis, terminable by either party at any time. This appointment shall commence upon the Effective Date and shall continue for a period of six (6) months, through March 21, 1999 (the "Term").

2. No Other Benefits. During the Term of this Agreement, Consultant/Officer shall not be entitled to receive benefits of employment generally available to other members of the Company's executive management. Consultant/Officer shall be not be entitled to vacation. Consultant/Officer will not be eligible for profit-sharing, or participation in any Executive Compensation Plans generally available to full time executive officers/employees of the Company.

3. Reimbursement of Expenses. The Company will to pay all reasonable out-of-pocket expenses related to commuting & all lodging and auto expenses for time spent in Eden Prairie excluding personal meals, laundry and other personal expenses (except where such expenses are directly attributable to Company business matters). Business travel other than that described/covered above will be reimbursed according to the then-current Company policy.


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4. Stock Options. Consultant/Officer shall be granted non-qualified options to purchase shares of the Company's Common Stock on the effective date of this Agreement (the "Grant Date"). The exercise price of the options shall be $7.125 per share, the published closing price of the Company's common stock on September 21, 1998. Such options will entitle Consultant/Officer to purchase up to 50,000 shares of the Company's Common Stock, are fully-vested, and are exercisable at any time from and after the date of this Agreement (subject to the Company's Insider Trading and Tipping Policy in effect from time to time), will have a term of ten (10) years from the Grant Date, and will otherwise be subject to the Company's current non-qualified stock option grant agreement (a copy of which has been provided to Consultant/Officer).

5. Fees as a Director Waived. Consultant/Officer agrees to remain as a director of the Company; provided, however, that during the period which Consultant/Officer serves as an officer (acting), Consultant/Officer waives normal outside director fees, but will have the ability to bill under this contract for participation in Board meetings. Upon the termination of his duties as an officer (acting), Consultant/Officer will be entitled to re-instatement of all fees and other benefits applicable to outside directors generally so long as he is a director of the Company.

6. Cash Compensation. Consultant/Officer's duties as an officer (acting) will be compensated under his existing Consultation Agreement; provided, however, that Consultant/Officer agrees to reduce his daily rate from $2,000 to the sum of $1,200 per day for time spent in Eden Prairie, and to charge $150/hour for time spent on Company business while on San Juan Island. No billing for domestic travel to and from Eden Prairie and San Juan Island. International travel and domestic business travel other than as described above will be compensable at the daily/hourly rates, as applicable.

7. Flexible Schedule. The Company and Consultant/Officer agree that his work schedule as an officer (acting) will be flexible, but will be approximately every other week in Eden Prairie.

8. Duties. General duties shall include responsibility for all worldwide sales and operations, subject to the ongoing discretion of the Chief Executive Officer. During the Term, Consultant/Officer shall devote his best efforts and all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Chief Executive Officer; provided, however, that Consultant/Officer may serve, or continue to serve, on the boards of the directors of and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with, or impair Consultant/Officer's fiduciary obligations to, the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Consultant/Officer's duties pursuant to this Agreement. The services which are to be rendered by Consultant/Officer hereunder are to be rendered in the State of Minnesota, or in such other place or places in the United States or elsewhere as may be determined from time to time by the CEO, but are to be rendered primarily at the headquarters of the Company in the State of Minnesota.

9. Obligations of Consultant/Officer Regarding Confidentiality and Non-Competition During and After Term of this Agreement. Consultant/Officer affirms his confidentiality and non-competition obligations to the Company by executing, contemporaneous with the execution of this Agreement, the Company's current version of said agreement (provided, however, that Consultant/Officer shall not be deemed an "employee" solely by reason of executing said Confidentiality and Non-Competition Agreement), a copy of which is attached hereto as Exhibit A and made a part hereof by reference.


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10. Termination. Either Consultant/Officer or Company may terminate this
Agreement at any time, with or without cause or reason, by providing written notice of such termination to the other party.

11. Arbitration. Any controversy, dispute or claim between Company and Consultant/Officer, including, but not limited to claims of race, age, gender, religious or national origin discrimination under the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act, as amended; any other federal, state or local laws; and those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then current employment dispute resolution rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. The location of the arbitration shall be in Hennepin County, Minnesota.

12. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:                ONTRACK Data International, Inc.
                                  6321 Bury Drive
                                  Eden Prairie, MN 55346

If to Consultant/Officer:         Roger D. Shober
                                  4825 Victoria Drive
                                  Friday Harbor, WA 98250

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Non-Waiver; Complete Agreement; Governing Law. No provisions of this Agreement may be modified, waived or discharged except in writing signed by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

14. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Consultant/Officer and the Company (pursuant to a resolution of its Board adopted at a duly constituted meeting) have executed this Agreement, effective as of the date first above written.


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ONTRACK Data International, Inc.


By:
   -------------------------------          -----------------------------------
         John M. Bujan                               Consultant/Officer

Its:
    ------------------------------
         General Counsel/Secretary

Dated: September 21, 1998                    Dated: September 21, 1998


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